Exhibit 99.1

New Jersey Mining Company Closes Private Placement

COEUR D'ALENE, Idaho, March 28, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) is pleased to announce it has closed a $850,000 private placement at the same terms as the placement announced in the Company’s press release dated March 6, 2017.

NJMC CEO and President John Swallow stated “We are fortunate that the combination of an experienced team, quality assets and an achievable cash-flow based business approach has allowed us to focus on quality over quantity. This additional and final investment further supports our approach toward operations, debt reduction and mine-life expansion at the Golden Chest.

In keeping with our balanced approach, the last placement was comprised largely of management and existing shareholders. In contrast, this placement is comprised of $500,000 from one strategic individual investor, $250,000 from our concentrate broker (H&H Metals Corp.), and me.

The individual investor is an experienced industry veteran with an extensive business development and corporate finance background and we welcome him as a fellow shareholder. H&H has been great to work with – especially at this stage of our business plan.  We look forward to a long and mutually beneficial partnership with Chris and the folks at H&H.”

Christopher Holme, principal at H&H commented “It has been a pleasure working with John and Grant and we look forward to many years of business together as they expand operations at the Golden Chest and look toward Butte Highlands. We appreciate the opportunity to invest alongside Company management and directors.”

The private placement consisted of 4,250,000 units at a price of $0.20 per unit for a gross proceed of $850,000.  Each unit consisted of two common shares and one share purchase warrant, each warrant entitles its holder to purchase one common share at a price of $0.20 per share for a period of 36 months ending March 28, 2020.

NJMC President and CEO John Swallow, also participated in this placement, subscribing for 500,000 units - paid in the form of $100,000 in debt reduction of loans made by Mr. Swallow to the Company.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume early this year.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the company’s ability to meet the CSE listing application requirements, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that the Company is unable to obtain a listing on the CSE, sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814